Exhibit 8

[LETTERHEAD OF LUSE GORMAN POMERENK & SCHICK]

November 12, 2004

Board of Trustees

Georgetown Savings Bank

2 East Main Street

Georgetown, Massachusetts 01833

RE:	Mutual Holding Company Formation and Stock Issuance

Ladies and Gentlemen:

We have been requested as special counsel to Georgetown Savings Bank (“Georgetown Savings”) to express our opinion concerning the Federal income tax consequences relating to the proposed conversion of Georgetown Savings from a Massachusetts-chartered mutual savings bank (sometimes referred to herein as “Mutual Bank”) to a federally-chartered stock savings bank (sometimes referred to herein as “Stock Bank”) and the concurrent formation of Georgetown Bancorp, MHC, a federal mutual holding company, and Georgetown Bancorp, Inc., a mid-tier federal stock holding company and the subsidiary of Georgetown Bancorp, MHC (the “Reorganization”). Georgetown Bancorp, MHC will acquire the outstanding stock of Stock Bank and subsequently contribute Stock Bank’s stock to Georgetown Bancorp, Inc. Immediately after the completion of the Reorganization, Georgetown Bancorp, Inc. will offer up to 49.9% of its Common Stock for sale on a priority basis in a Subscription Offering to Eligible Account Holders, the Stock Bank’s Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Depositors, and Employees, Officers, Directors and Corporators. Any shares remaining after the conclusion of the Subscription Offering may be offered for sale in a Community Offering or Syndicated Community Offering.

In connection therewith, we have examined the Georgetown Savings Bank Plan of Reorganization From A Mutual Savings Bank To A Mutual Holding Company And Stock Issuance Plan (“Plan of Reorganization) and certain other documents of or relating to the Reorganization, some of which are described or referred to in the Plan of Reorganization and which we deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Reorganization.

In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

In issuing our opinions, we have assumed that the Plan of Reorganization has been duly and validly authorized and has been approved and adopted by the board of trustees of

Board of Trustees

Georgetown Savings Bank

November 12, 2004

Georgetown Savings at a meeting duly called and held; that Georgetown Savings will comply with the terms and conditions of the Plan of Reorganization, and that the various factual representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Reorganization under state and local tax laws, except on the basis of the documents and assumptions described above.

For purposes of this opinion, we are relying on the factual representations provided to us by Georgetown Savings.

In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures, and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the Internal Revenue Service or a court.

SUMMARY OF OPINIONS

Based on the facts, representations and assumptions set forth herein, we are of the opinion that:

With Respect to the Exchange of Georgetown Savings’ Massachusetts Charter for a Federal Charter (the “Reorganization”):

1. The conversion of Georgetown Savings’ charter from a Massachusetts mutual savings bank charter to a federal stock bank charter will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

2. No gain or loss will be recognized by Georgetown Savings upon the transfer of its assets to Stock Bank solely in exchange for shares of Stock Bank stock and the assumption by Stock Bank of the liabilities of Mutual Bank. (Code Sections 361(a) and 357(a)).

3. No gain or loss will be recognized by Stock Bank upon the receipt of the assets of the Mutual Bank in exchange for shares of Stock Bank common stock. (Code Section 1032(a)).

Board of Trustees

Georgetown Savings Bank

November 12, 2004

4. Stock Bank’s holding period in the assets received from the Mutual Bank will include the period during which such assets were held by Mutual Bank. (Code Section 1223(2)).

5. Stock Bank’s basis in the assets of the Mutual Bank will be the same as the basis of such assets in the hands of the Mutual Bank immediately prior to the Reorganization. (Code Section 362(b)).

6. No gain or loss shall be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Depositors of Mutual Bank on the issuance to them of withdrawable deposit accounts in exchange for their deposit accounts in Mutual Bank. (Code Section 354(a)).

7. Stock Bank will succeed to and take into account Georgetown Savings’ earnings and profits or deficit in earnings and profits, as of the date of the Reorganization. (Code Section 381).

8. For purposes of Section 381, Stock Bank will be treated the same as Mutual Bank, and therefore, Mutual Bank’s tax year will not end merely as a result of the conversion of the Mutual Bank to stock form and Stock Bank will not be required to obtain a new employee identification number. (Treas. Reg. Section 1.381(b)-2 and Rev. Rul. 73-526, 1973-2 CB. 404).

9. Eligible Account Holders, Supplemental Eligible Account Holders, and Other Depositors will recognize no gain or loss upon the constructive receipt of solely Stock Bank common stock in exchange for their liquidation and other interests in Mutual Bank nor will such persons recognize any gain or loss upon the exchange of such common stock for liquidation and other rights in Georgetown Bancorp, MHC. (Code Section 354(a)(1)).

10. It is more likely than not that the fair market value of the subscription rights to purchase shares of Georgetown Bancorp, Inc. Common Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, Other Depositors, and Employees, Officers, Directors and Corporators upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company. Gain realized, if any, by the Eligible Account Holders, Supplemental Eligible Account Holders, Other Depositors, and Employees, Officers, Directors and Corporators on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. (Code Section 356(a)). Eligible Account Holders, Supplemental Eligible Account Holders, Other Depositors, and Employees, Officers, Directors and Corporators will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

Board of Trustees

Georgetown Savings Bank

November 12, 2004

11. The basis of the deposit accounts in the Stock Bank to be received by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Depositors of the Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. (Code Section 358(a)(1)). The basis of the interests in the liquidation rights in Georgetown Bancorp, MHC to be received by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Depositors of Mutual Bank shall be zero. (Rev. Rul. 71-233, 1971-1 C.B. 113).

With Respect to the Transfer of Stock Bank Stock to Georgetown Bancorp, MHC, for Liquidation and Other Interests (the “351 Transaction”):

12. The exchange of Stock Bank common stock constructively received by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Depositors in exchange for liquidation and other interests in Georgetown Bancorp, MHC will constitute a tax-free exchange of property solely for “stock” pursuant to Section 351 of the Code.

13. Eligible Account Holders, Supplemental Eligible Account Holders, and Other Depositors will recognize no gain or loss upon the transfer of Stock Bank common stock they constructively received in the Reorganization to Georgetown Bancorp, MHC solely in exchange for liquidation and other interests in Georgetown Bancorp, MHC. (Code Section 351).

14. Eligible Account Holders, Supplemental Eligible Account Holders, and Other Depositors basis in the Georgetown Bancorp, MHC liquidation and other interests received in the transaction (which basis is -0-) will be the same as the basis of the property transferred in exchange therefor. (Code Section 358(a)(1)).

15. Georgetown Bancorp, MHC will recognize no gain or loss upon the receipt of property from Eligible Account Holders, Supplemental Eligible Account Holders, and Other Depositors in exchange for liquidation and other interests in Georgetown Bancorp, MHC. (Code Section 1032(a)).

16. Georgetown Bancorp, MHC’s basis in the property received from Eligible Account Holders, Supplemental Eligible Account Holders, and Other Depositors (which basis is -0-) will be the same as the basis of such property in the hands of Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors immediately prior to the transaction. (Code Section 362(a)).

17. Georgetown Bancorp, MHC’s holding period for the property received from Eligible Account Holders, Supplemental Eligible Account Holders, and Other Depositors will include the period during which such property was held by such persons. (Code Section 1223(2)).

Board of Trustees

Georgetown Savings Bank

November 12, 2004

With Respect to the Transfers to Georgetown Bancorp, Inc. in Exchange for Common Stock in Georgetown Bancorp, Inc. (the “Secondary 351 Transaction”):

18. Georgetown Bancorp, MHC and the persons who purchased Common Stock of Georgetown Bancorp, Inc. in the Subscription and Community Offering (“Minority Stockholders”) will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to Georgetown Bancorp, Inc. in exchange for Common Stock in Georgetown Bancorp, Inc (Code Section 351(a)).

19. Georgetown Bancorp, Inc. will recognize no gain or loss on its receipt of Stock Bank stock and cash in exchange for Georgetown Bancorp, Inc. Common Stock. (Code Section 1032(a)).

20. Georgetown Bancorp, MHC’s basis in the Georgetown Bancorp, Inc. Common Stock received in the Secondary 351 Transaction will be the same as its basis in the Stock Bank stock transferred. (Code Section 358(a)(1)).

21. Georgetown Bancorp, MHC’s holding period in the Georgetown Bancorp, Inc. Common Stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange. (Code Section 1223(1)).

22. Georgetown Bancorp, Inc.’s basis in the Stock Bank stock received from Georgetown Bancorp, MHC will be the same as the basis of such property in the hands of Georgetown Bancorp, MHC. (Code Section 362(a)).

23. Georgetown Bancorp, Inc.’s holding period for the Stock Bank stock received from Georgetown Bancorp, MHC will include the period during which such property was held by Georgetown Bancorp, MHC. (Code Section 1223(2)).

24. It is more likely than not that the basis of the Georgetown Bancorp, Inc. Common Stock to its stockholders will be the purchase price thereof. (Code Section 1012). The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised. (Code Section 1223(6)).

Board of Trustees

Georgetown Savings Bank

November 12, 2004

PROPOSED TRANSACTION

On June 15, 2004, the board of trustees of Georgetown Savings adopted the Plan of Reorganization. For what are represented to be valid business purposes, Georgetown Savings’ board of trustees has decided to convert from a mutual savings bank to the mutual holding company structure pursuant to federal and state law. The following steps are proposed:

(i)	Georgetown Savings will organize an interim stock savings bank (Interim One) as its wholly owned subsidiary;

(ii)	Interim One will organize an interim stock savings bank as its wholly owned subsidiary (Interim Two); and

(iii)	Interim One will also organize a federal mid-tier holding company as its wholly owned subsidiary (Georgetown Bancorp, Inc.).

The following transactions will occur simultaneously:

(iv)	Georgetown Savings will exchange its Massachusetts mutual savings bank charter for a federal stock savings bank charter (Stock Bank) and Interim One will exchange its charter for a federal mutual holding company charter to become Georgetown Bancorp, MHC (“MHC”);

(v)	Simultaneously with step (iv) Interim Two will merge with and into Stock Bank with Stock Bank as the resulting institution;

(vi)	All of the initially issued stock of Stock Bank will be transferred to the MHC in exchange for interests in the MHC; and

(vii)	Georgetown Bancorp, MHC will contribute Stock Bank’s common stock to Georgetown Bancorp, Inc., a wholly owned subsidiary of Georgetown Bancorp, MHC, for additional shares of Georgetown Bancorp, Inc. Common Stock.

These transactions are referred to herein collectively as the “Reorganization.”

Those persons who, as of the date of the Reorganization (the “Effective Date”), hold depository rights with respect to Mutual Bank will thereafter have such rights solely with respect to Stock Bank. Each deposit account with Mutual Bank at the time of the exchange will become a deposit account in Stock Bank in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors who had liquidation or other rights with respect to Mutual Bank immediately prior to the Reorganization will continue to have such rights solely with respect to Georgetown Bancorp, MHC so long as they continue to hold deposit accounts with Stock Bank. All new depositors of Stock Bank after the completion of the

Board of Trustees

Georgetown Savings Bank

November 12, 2004

Reorganization will have ownership rights solely with respect to Georgetown Bancorp, MHC so long as they continue to hold deposit accounts with Stock Bank.

The shares of Interim Two common stock owned by Georgetown Bancorp, MHC prior to the Reorganization shall be converted into and become shares of common stock of Stock Bank on the Effective Date. The shares of Stock Bank common stock constructively received by Stock Bank stockholders (formerly the depositors holding liquidation rights of Mutual Bank) will be transferred to Georgetown Bancorp, MHC by such persons in exchange for interests in Georgetown Bancorp, MHC.

Georgetown Bancorp, Inc. will have the power to issue shares of capital stock (including common and preferred stock) to persons other than Georgetown Bancorp, MHC. So long as Georgetown Bancorp, MHC is in existence, however, it must own a majority of the voting stock of Georgetown Bancorp, Inc. Georgetown Bancorp, Inc. may issue any amount of non-voting stock to persons other than Georgetown Bancorp, MHC. No such non-voting stock will be issued as of the date of the Reorganization.

The opinions set forth above represent our conclusions as to the application of existing Federal income tax law to the facts of the instant transaction, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

Our opinion under paragraph 10 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs 10 and 24 is based on the position that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders, Other Depositors, and Employees, Officers, Directors, and Corporators have a fair market value of zero. We note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Common Stock have no value.

If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Georgetown Bancorp, Inc. and/or the Stock Bank may be taxable on the distribution of the subscription rights.

It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material

Board of Trustees

Georgetown Savings Bank

November 12, 2004

amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

We hereby consent to the filing of the opinion as an exhibit to Georgetown Savings’ combined Form MHC-1/MHC-2 Notice of Mutual Holding Company Reorganization and Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company, as amended (“Combined MHC-1/MHC-2”), and as an exhibit to the Holding Company’s Application on Form H-(e)1-S, as filed with the Office of Thrift Supervision and Georgetown Bancorp, Inc.’s Registration Statement on Form SB-2, as amended, as filed with the Securities and Exchange Commission. We also consent to the references to our firm in the Prospectus contained in the Combined MHC-1/MHC-2, H-(e)1-S, and SB-2 under the captions “The Reorganization and Stock Offering—Tax Effects of the Reorganization” and “Legal and Tax Matters,” and to the summarization of our opinion in such Prospectus.

Very truly yours,

/S/ LUSE GORMAN POMERENK & SCHICK
LUSE GORMAN POMERENK & SCHICK A Professional Corporation